                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Electronic Arts Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                          [ELECTRONIC ARTS LOGO]


June 30, 1999


DEAR FELLOW STOCKHOLDERS:

You are cordially invited to join us at the 1999 Annual Meeting of Stockholders. This year the Annual Meeting will be held at Electronic Arts' new campus auditorium, located at 207 Redwood Shores Parkway in Redwood City, California on July 29, 1999 at 2:00pm. At this meeting the stockholders will elect six Directors, vote on amendments to the 1998 Directors' Plan, 1991 Stock Option Plan and Employee Stock Purchase Plan, confirm the appointment of KPMG LLP as our auditors for the next year, report on our performance in the last year and answer your questions. Our products will be on display before and after the meeting.

Enclosed with this Proxy Statement are your voting instructions and the 1999 Annual Report.

This year we have simplified the Proxy Statement to make it easier to understand. The Securities and Exchange Commission is encouraging companies to write documents for investors in plain English and we support this effort. We hope you like this simplified format and welcome your comments.

We know that it is not practical for most stockholders to attend the Annual Meeting in person. Whether or not you attend, your vote is important. This year you can vote your shares via the internet, or a toll-free telephone number. Instructions as to using these services are provided on your proxy card. Of course you may still vote your shares on the proxy card.

I look forward to seeing you at the meeting.

Sincerely,



LAWRENCE F. PROBST III
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

Whether or not you plan to attend the Annual Meeting, we strongly encourage you to designate the proxies shown on the enclosed card to vote your shares. We are pleased to offer you three options for designating the proxies and indicating your voting preferences:

        (1) you may complete, sign, date and return by mail the enclosed proxy card

                                       OR

        (2) you may follow the instructions found on the proxy card and vote by telephone

                                       OR

        (3) you may follow the instructions found on the proxy card and vote via the internet

If you choose to vote via telephone or the internet, you will have a PIN number assigned to you on the proxy card that you will use to safeguard your vote.

[ELECTRONIC ARTS LOGO]


                  NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS

DATE:   July 29, 1999

TIME:   2:00 P.M.

PLACE:  ELECTRONIC ARTS HEADQUARTERS
        Auditorium - North Pole/South Pole
        207 Redwood Shores Parkway
        Redwood City, CA 94065

MATTERS TO BE VOTED UPON:

1.      Election of six Directors to hold office for a one-year term

2.      Amend the 1998 Directors' Stock Option Plan

3.      Amend the 1991 Stock Option Plan

4.      Amend the 1991 Employee Stock Purchase Plan

5. Ratification of the appointment of KPMG LLP as our independent auditors for fiscal year 2000, and

6.      Any other matters that may properly come before the meeting.

YOUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR EACH OF THE NOMINEES AND FOR EACH PROPOSAL.

Stockholders owning Company shares at the close of business on June 1, 1999 are entitled to attend and vote at the meeting. A complete list of these stockholders will be available at the Company's headquarters prior to the meeting.

By Order of the Board of Directors,

RUTH A. KENNEDY
SENIOR VICE PRESIDENT,
GENERAL COUNSEL AND SECRETARY

TABLE OF CONTENTS
Letter to Stockholders........................................................................1
Voting Instructions...........................................................................2
Notice of 1999 Annual Meeting of Stockholders.................................................3
Proxy Statement   ............................................................................5
Commonly Asked Questions and Answers..........................................................6
Proposals To Be Voted On......................................................................9
The Board of Directors - Biographies.........................................................10
Board Meetings    ...........................................................................11
Board Compensation...........................................................................12
Principal Stockholders.......................................................................13
Performance Graph ...........................................................................14
Summary Compensation Table...................................................................15
Options Granted   ...........................................................................16
Aggregated Option Exercises..................................................................17
Stock Purchase    ...........................................................................18
Employment & Severance Agreements............................................................18
Compensation Committee Report................................................................19
Other Information ...........................................................................23
Appendix          ...........................................................................24
        o   Description of the Directors' Plan...............................................24
        o   Description of the 1991 Plan.....................................................26
        o   Description of the Purchase Plan.................................................29

Our Board of Directors is soliciting proxies for the 1999 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

The Board set June 1, 1999 as the record date for the meeting. Stockholders who owned Company common stock on that date are entitled to vote at and attend the meeting, with each share entitled to one vote. There were 61,588,965 shares of the Company's common stock outstanding on the record date.

Voting materials, which include the Proxy Statement, proxy card and 1999 Annual Report, will be mailed to stockholders on or about June 30, 1999.

In this Proxy Statement:

        o       "EA", "we" and "Company" mean Electronic Arts Inc.

        o       "Directors' Plan" means the Company's 1998 Directors' Stock
                Option Plan.

        o       "1991 Plan" means the Company's 1991 Employee Stock Option Plan.

        o       "Purchase Plan" means the Company's 1991 Employee Stock Purchase
                Plan.

        o Holding shares in "street name" means your Company shares are held in an account at a brokerage firm.

                              QUESTIONS AND ANSWERS

Q:      Why am I receiving this Proxy Statement and Proxy Card?

A:      This Proxy Statement describes proposals on which we would like you, as a stockholder, to vote. It also gives you information on these proposals, as well as other information so that you can make an informed decision.

Q:      Who can vote at the Annual Meeting?

A:      Stockholders who owned EA common stock on June 1, 1999 may attend and vote at the annual meeting. Each share is entitled to one vote. There were 61,588,965 shares of the Company's common stock outstanding on June 1, 1999.

Q:      What is the Proxy Card?

A:      The proxy card enables you to appoint Lawrence F. Probst III and E.
Stanton McKee, Jr. as your representatives at the annual meeting. By completing and returning the proxy card, you are authorizing Mr. Probst and Mr. McKee to vote your shares at the meeting, as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, it is a good idea to complete and return your proxy card before the meeting date just in case your plans change.

If a proposal comes up for vote at the meeting that is not on the proxy card, Mr. Probst and Mr. McKee will vote your shares, under your proxy, according to their best judgement.

Q:      What am I voting on?

A:      We are asking you to vote on:

        o       the election of six Directors

        o an amendment to the Directors' Plan to increase the number of shares of EA's common stock reserved for Director options

        o an amendment to the 1991 Plan to increase the number of shares reserved for Employee options

        o an amendment to the Purchase Plan to increase the number of shares reserved to issued shares under this Plan, and

        o       to confirm the appointment of our auditors for fiscal year 2000

Q:      How do I vote?

A:      o       You may vote by mail

Complete, date, sign and mail the proxy card in the enclosed postage pre-paid envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

If you do not mark your voting instructions on the proxy card, your shares will be voted:

        o       for the election of six Directors

        o       for the amendment to the Directors' Plan

        o       for the amendment to the 1991 Plan

        o       for the amendment to the Purchase Plan

        o       for the appointment of our auditors for fiscal year 2000

        o       You may vote by telephone

You may do this by following the "Vote by Telephone" instructions on your proxy card. If you vote by telephone, you do not have to mail in your proxy card.

        o       You may vote on the internet

You may do this by following the "Vote by Internet" instructions on your proxy card. If you vote by internet, you do not have to mail in your proxy card.

        o       You may vote in person at the meeting

You may complete the ballot we will pass out to any stockholder who wants to vote at the meeting. However, if you hold your shares in street name, you must request a proxy from your stockbroker in order to vote at the meeting.

Q:      What does it mean if I receive more than one proxy card?

A:      It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and return all proxy cards to ensure that all your shares are voted.

Q:      What if I change my mind after I return my proxy?

A:      You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

        o sending a signed statement to the Company that the proxy is revoked,

        o       signing another proxy with a later date,

        o voting by telephone or on the internet (your latest telephone or internet vote is counted), or

        o       voting at the meeting.

Q:      Will my shares be voted if I do not sign and return my proxy card?

A:      If your shares are held in street name, your brokerage firm, under certain circumstances, may vote your shares.

EA lists their securities on The Nasdaq Stock Market. Under the Nasdaq Rule 2260, brokerage firms are given authority to use New York Stock Exchange rules to vote customers' unvoted shares on some "routine" matters. When a brokerage firm votes its customers' unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. A brokerage firm cannot vote customers' unvoted shares on non-routine matters. Unvoted shares are considered ineligible to vote on non-routine matters, rather than as a vote against the matters.

EA believes that all of our proposals described later under "Proposals To Be Voted On" are routine matters.

If you do not give a proxy to vote your shares, your brokerage firm may either:

        o       vote your shares on routine matters, or

        o       leave your shares unvoted

We encourage you to provide instructions to your brokerage firm by giving your proxy. This ensures your shares will be voted at the meeting.

Your stockbroker may be able to vote your shares depending on the terms of the agreement you have with your stockbroker. You may have granted to your stockbroker discretionary voting authority over your account.

Q:      Who will count the votes?

A:      Employees of Norwest Shareholder Services will tabulate the votes and act as the inspectors of election.

Q:      How many shares must be present to hold the meeting?

A:      To hold the meeting and conduct business, a majority of EA's outstanding shares as of June 1, 1999 must be present at the meeting. On this date the Company had 61,588,965 shares of common stock entitled to vote and a majority, or 30,794,483 of these shares must be present. This is called a quorum.

Shares are counted as present at the meeting if the stockholder either:

        o       is present and votes in person at the meeting, or

        o has properly submitted a proxy card or voted via telephone or the internet.

Q:      How many votes must the nominees have to be elected as Directors?

A:      The six nominees receiving the highest number of "for" votes will be elected as Directors. This number is called a plurality.

Q:      What happens if one or more of the nominees is unable to stand for re-election?

A:      The Board may reduce the number of Directors or select a substitute nominee. In the latter case, if you have completed and returned your proxy card, Lawrence F. Probst III and E. Stanton McKee can vote your shares for a substitute nominee. They cannot vote for more than six nominees.

Q:      How many votes must the amendments to the Directors' Plan, 1991 Plan and
Purchase Plan have to pass?

A:      To pass, the amendments must receive a "for" vote of a majority of the shares present at the meeting in person or by proxy.

Q:      How are votes counted?

A:      You may vote either "for" each nominee or withhold your vote. You may vote "for", "against" or "abstain" on the proposals to amend the Directors' Plan, the 1991 Plan and the Purchase Plan, and for ratification of the independent auditors.

If you abstain from voting on any plan amendment, or on the auditors, it has the same effect as a vote against.

If you give your proxy without voting your instructions, your shares will be counted as a "for" vote in favor of each nominee and in favor of each proposal.

Q:      Where do I find the voting results of the meeting?

A:      We will announce preliminary voting results at the meeting. We will publish the final results in our quarterly report on Form 10-Q for the second fiscal quarter of 2000. We will file that report with the Securities and Exchange Commission, and you can get a copy by contacting our Investor Relations Hotline at (650) 628-7352 or the SEC at (800) SEC-0330 for the location of its nearest public reference room. You can also get a copy on the internet through the SEC's electronic data system called EDGAR at www.sec.gov.

Q:      Why is EA amending the Directors' Plan?

A:      We are amending the Directors' Plan to increase the number of shares available. These shares are important to continue to retain Directors and to provide shares to recruit new Directors in the future.

Q:      Why is EA amending the 1991 Plan?

A:      We are amending the 1991 plan to increase the number of shares available. EA believes it is essential to be able to grant stock options to new and existing employees in order to recruit and retain key talent, especially in the current, intensely competitive recruiting environment.

Q:      Why is EA amending the Purchase Plan?

A:      We are amending the Purchase Plan to increase the number of shares available. The Purchase Plan permits the purchase of EA common stock by employees of EA through payroll deductions and provides continuing opportunities for employees of EA to become stockholders.

Q:      How much did this proxy solicitation cost?

A:      The Company has retained Georgeson & Company Inc. to solicit proxies from stockholders at an estimated fee of $9,000 plus expenses. (Note that this fee does not include the costs of printing and mailing the proxy statements.) Some of the officers and other agents may also solicit proxies personally, by telephone and by mail. EA will also reimburse brokerage houses and other custodians for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of common stock.

Q:      Whom can I call with any questions?

A:      You may call Norwest Bank Minnesota at 1-800-468-9716.

                            PROPOSALS TO BE VOTED ON

1.      RE-ELECTION OF DIRECTORS

        Nominees for re-election this year are:

        o       M. Richard Asher

        o       William J. Byron

        o       Daniel H. Case III

        o       Gary M. Kusin

        o       Timothy Mott

        o       Lawrence F. Probst III

        The Board recommends a vote for these nominees.

        Each nominee is presently a Director of the Company and has consented to serve a one-year term.

2.      AMENDMENT TO THE DIRECTORS' PLAN

        The Directors' Stock Option Plan provides equity incentives to members of the Board of Directors of the Company who are not employees of the Company. EA hopes to promote the financial success and progress of the Company by granting options to purchase shares of the Company's common stock. Since its initial approval by the stockholders, the Company has reserved 135,000 shares of its common stock for issuance under the Directors' Plan.

        This amendment would:

        o Increase the number of shares by 100,000 to a total of 235,000 shares of common stock for issuance under the Directors' Plan.

        The Board recommends a vote for the amendment to the Directors' Plan

        If you would like more information about the Directors' Plan, a summary of its terms is included as an Appendix to this Proxy Statement.


3.      AMENDMENT TO THE 1991 PLAN

        The 1991 Plan provides equity incentives by granting options to employees qualified under the 1991 Plan to purchase shares of the Company's common stock. These grants are offered to assist the Company in recruiting and retaining qualified officers and employees of the Company and its subsidiaries and affiliates. Since its initial approval by the stockholders, the Company has reserved 15,500,000 shares of its common stock for issuance under the 1991 Plan.

        This amendment would:

        o Increase the number of shares by 2,650,000 to a total of 18,150,000 shares of common stock for issuance under the 1991 Plan.

        The Board recommends a vote for the amendment to the 1991 Plan

        If you would like more information about the 1991 Plan, a summary of its terms is included as an Appendix to this Proxy Statement.

4.      AMENDMENT TO THE PURCHASE PLAN

        The Purchase Plan provides employees of EA with a convenient means of acquiring equity in the Company through payroll deductions. It also provides an incentive for continued employment. Since its initial approval by the stockholders, the Company has reserved 1,250,000 shares of its common stock for issuance under the Purchase Plan.

        This amendment would:

        o Increase the number of shares by 250,000 to a total of 1,500,000 shares of common stock for issuance under the Purchase Plan.

        The Board recommends a vote for the amendment to the Purchase Plan.

        If you would like more information about the Purchase Plan, a summary of its terms is included as an Appendix to this Proxy Statement.


5.      APPROVE THE APPOINTMENT OF KPMG, INDEPENDENT AUDITORS

        KPMG LLP has audited the financial statements of EA and its consolidated subsidiaries since fiscal year 1987 and the Board has appointed them for fiscal year 2000. The Audit Committee and the Board believe that KPMG's long-term knowledge of EA and its subsidiaries is valuable to the Company. Representatives of KPMG have direct access to members of the Audit Committee and the Board.

        The Board recommends a vote to approve the appointment of KPMG.

6.      OTHER BUSINESS

        The Board knows of no other business for consideration at the meeting. If other matters are properly presented at the meeting, or for any adjournment or postponement of the meeting, Lawrence F. Probst III and
        E. Stanton McKee, Jr. will vote, or otherwise act, in accordance with their judgment on such matters.

                               BOARD OF DIRECTORS

BIOGRAPHIES

M. Richard Asher
Director since 1984

Mr. Asher, age 67, is presently a consultant. He served as President and Chief Executive Officer of Polygram Records, Inc., a publisher and distributor of recorded music from October 1985 through December 1989. Mr. Asher is a Director of several private companies.

William J. Byron
Director since 1989

Mr. Byron, age 66, is currently self-employed. From July 1985 through July 1988, he was President of Sanyo Electric Consumer Products Division. Mr. Byron was Vice Chairman of the Sanyo Fisher Corporation from January 1987 through July 1988.

Daniel H. Case III
Director since 1993

Mr. Case, age 41, is currently Chairman of the Board and Chief Executive Officer of Hambrecht & Quist Group and Hambrecht & Quist LLC, an investment banking and venture capital firm. Mr. Case serves on the Board of Directors of AMB Property Corp., The Bay Area Council, Hambrecht & Quist Group, Rational Software Corporation and the Technology Network. His committees include serving as Vice Chairman for The Securities Industry Association as well as serving on the executive committee of AMB Property Corp and the Technology Network, and the audit committee of Rational Software Corporation. Mr. Case joined Hambrecht & Quist in 1981 and has held positions in management, corporate finance, mergers and acquisitions and venture capital.

Gary M. Kusin
Director since 1995

Mr. Kusin, age 48, has been the President and Chief Executive Officer of HQ Global Workplaces, Inc., the world's largest provider of serviced offices since September of 1998. From March 1995 until August of 1998, Mr. Kusin was co-founder and Chairman of Kusin Gurwitch Cosmetics, LLC. From 1983 through February of 1995, Mr. Kusin was the president of Babbages, Inc.

Timothy Mott
Director since 1990

Mr. Mott, age 50, is currently a partner of Ironwood Capital. Mr. Mott was a co-founder of the Company and was employed by the Company from 1982 to 1990 in a variety of capacities including Senior Vice President of Business Development and Managing Director of Electronic Arts (UK) Limited.

Lawrence F. Probst III
Director since 1991

Mr. Probst, age 49, has been employed by EA since 1984. He has served as Chairman of the Board since July 1994, and Chief Executive Officer since May 1991. Previously Mr. Probst served as President from 1991 until 1998 and Senior Vice President of EA Distribution from 1987 to 1991. Mr. Probst is also a member of the Board of Directors of MP3.com, Inc.

NUMBER OF DIRECTORS

At the Meeting, stockholders will elect Directors to hold office until the next annual meeting. The Company's Board currently has six members and all six Directors are nominees for re-election this year. Shares represented by the proxy will be voted for the election of the six nominees recommended by EA's management unless the Proxy is marked to "withhold authority" to so vote.

BOARD AND COMMITTEE MEETINGS

The Company held four regular Board meetings and one special telephone meeting and approved one Action by Written Consent in the 1999 fiscal year. Each Director attended at least 90% of all Board and applicable committee meetings during the year. The size of the Audit Committee was increased to three members, and Mr. Kusin was appointed to that committee in May 1999. This table describes the Board's committees.


--------------------------------------------------------------------------------------
                                                                       Number of
                                                                  Committee Meetings
Name of Committee and Members     Functions of the Committee           in FY 1999
--------------------------------------------------------------------------------------
AUDIT                          o    Meets with EA's independent
M. Richard Asher                    auditors to review the                  1
Timothy Mott                        Company's internal control       Regular Meeting
Gary M. Kusin                       systems, financial reporting
                                    procedures and the general              2
                                    scope and results of the       Telephone Meetings
                                    Company's annual audit

                               o    Reviews the fees charged by
                                    the independent auditors

                               o    Recommends to the Board the
                                    selection of independent
                                    auditors
--------------------------------------------------------------------------------------
COMPENSATION                  o    Administers EA's 1991 Plan,             2
M. Richard Asher                   Purchase Plan and the          Telephone Meetings
William J. Byron                   Directors' Plan.  Determines
Daniel H. Case III                 the compensation of the                12
                                   executive officers.  Reviews   Actions by Written
                                   and approves:                        Consent
                                   o   Compensation philosophy
                                   o   Programs for annual and
                                       long-term executive
                                       compensation
                                   o   Material employee
                                       benefit plans
--------------------------------------------------------------------------------------
NOMINATING                     o    Recommends prospective
M. Richard Asher                    Director nominees                       1
Timothy Mott                   o    Endorses the slate of           Telephone Meeting
Lawrence F. Probst III              Directors for election at
                                    the annual meeting
--------------------------------------------------------------------------------------

DIRECTOR COMPENSATION

Mr. Probst, the Company's Chief Executive Officer, is not paid additional compensation for his services as a Director. During fiscal 1999, compensation for non-employee Directors included the following stock and cash elements:

CASH COMPENSATION

o       $16,000 annual retainer

o       $1,200 for each Board meeting attended

o       $950 for each telephone Board meeting attended

o       $1,000 for each Committee meeting attended

o       $750 for each telephone Committee meeting attended

o $1,000 per day, with the approval of the Board of Directors to individual Directors for special assignments

STOCK COMPENSATION

Under the Directors' Plan, non-employee Directors receive an automatic grant of options to purchase 8,000 shares upon re-election. New Directors would receive a grant of 25,000 shares, under the Directors' Plan.

Under the Board Stock Ownership Guidelines, each non-employee Director is also required, by May of 2001, to own EA common shares having a value of at least 3 years annual retainer.

The annual option grant to non-employee Directors of 8,000 shares was made on July 30, 1998, on the date of their re-election to the Board, at an exercise price of $51.375 per share.

Upon approval of the Directors' Plan by the stockholders in July 1998, non-employee Directors may elect to receive all or part of their cash compensation in the Company's common stock.

PRINCIPAL STOCKHOLDERS

This table shows how much EA common stock is owned by the Directors, certain executive officers and owners of more than 5% of the Company's outstanding common stock, as of May 21, 1999.

                 AMOUNT AND NATURE OF SHARES BENEFICIALLY OWNED

--------------------------------------------------------------------------------------
                                     NUMBER OF
                                       OWNED          RIGHT TO        PERCENT OF
              NAME                    OWNED(1)        ACQUIRE(2)   OUTSTANDING SHARES
--------------------------------------------------------------------------------------
Putnam Investment Management
Company(3)                             8,632,040              --         14.0
--------------------------------------------------------------------------------------
Montag & Caldwell, Inc.(4)             8,374,666              --         13.7
--------------------------------------------------------------------------------------
Ark Asset Management Company
Inc.(5)                                3,925,000              --          6.4
--------------------------------------------------------------------------------------
J & W Seligman & Co. Inc.(6)           3,235,355              --          5.3
--------------------------------------------------------------------------------------
Lawrence F. Probst III                     9,673         790,600          1.3
--------------------------------------------------------------------------------------
John Riccitiello                           3,222          79,200           *
--------------------------------------------------------------------------------------
E. Stanton McKee, Jr.                    140,427         230,800           *
--------------------------------------------------------------------------------------
Don A. Mattrick                            5,313         204,833           *
--------------------------------------------------------------------------------------
Timothy  Mott                             70,164          43,102           *
--------------------------------------------------------------------------------------
M. Richard Asher                          86,204          39,302           *
--------------------------------------------------------------------------------------
Nancy Smith                                2,284         108,000           *
--------------------------------------------------------------------------------------
William J. Byron                          25,245          55,969           *
--------------------------------------------------------------------------------------
Daniel H. Case III                             0          44,102           *
--------------------------------------------------------------------------------------
Gary M. Kusin                                384          18,078           *
--------------------------------------------------------------------------------------
All executive officers and
Directors as a group (14                 442,928       1,852,646          3.7
persons)(7)
--------------------------------------------------------------------------------------

----------

*       Less than 1%

(1) Unless otherwise indicated in the footnotes, includes shares for which the named person:

        o       has sole voting and investment power, or

        o       has shared voting and investment power with his or her spouse


        Excludes shares that may be acquired through stock option exercises

(2) Shares that can be acquired through stock option exercises through May 21, 1999

(3) Based on information contained in a report on Schedule 13-G filed with the SEC on February 9, 1999. Certain Putnam Investment managers (together with their parent corporations, Putnam Investments, Inc. and Marsh & McLennan Companies, Inc.), are considered "beneficial owners" in the aggregate of the number of shares, which shares were acquired for investment purposes by such investment managers for certain of their advisory clients.

        The Address for Putnam Investment Management Company is One Post Office Square, Boston, Massachusetts 02109

(4) Based on information contained in a report on Schedule 13-G filed with the SEC on March 31, 1999 and written confirmation from Montag & Caldwell, Inc. on May 31, 1999.

        The Address for Montag & Caldwell, Inc. is 3343 Peachtree Road, 1100 Atlanta Financial Center, Atlanta, Georgia 30326-1450

(5) Based on information contained in a report on Schedule 13-G filed with the SEC on December 31, 1998 and written confirmation from Ark Asset Management Co. on May 24, 1999.

        The address for Ark Asset Management Co., Inc. is 125 Broad Street, New York, NY 10004.

(6)     Based on written confirmation from J & W Seligman & Co., Inc. on May 21,
        1999.

        The address for J & W Seligman & Co., Inc. is 100 Park Avenue, New York, NY 10017

(7) In addition to the officers and Directors named in this table, five other executive officers are members of the group.

STOCK PRICE PERFORMANCE GRAPH

The following graph shows a five-year comparison of cumulative total returns in the period from March 31, 1994 through March 31, 1999, for the Company's common stock, Nasdaq Market Composite Index and Hambrecht & Quist High Technology Index, each of which assumes an initial value of $100.

The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of EA's common stock.

STOCK PRICE PERFORMANCE GRAPH

    Measurement       Electronic Arts    Hambrecht & Quist     Nasdaq Market
       Period               Inc.            Technology           Composite
    -----------       ---------------    -----------------     -------------
      3/31/94               $100               $100                 $100
      3/31/95               $86                $132                 $110
      3/31/96               $101               $179                 $148
      3/31/97               $101               $206                 $164
      3/31/98               $179               $307                 $246
      3/31/99               $167               $412                 $325

Information presented is as of the end of each fiscal year ended March 31st. This graph shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 as amended, or under the Securities Exchange Act of 1934 as amended, except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

SUMMARY COMPENSATION TABLE


COMPENSATION OF EXECUTIVE OFFICERS

This table shows compensation information for the Company's Chief Executive Officer and the next four most highly compensated executive officers for the last three fiscal years. We refer to all of these officers as the "Named Executive Officers".


                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                                                                     COMPENSATION
                                            ANNUAL COMPENSATION             -----------------------------
                                    ----------------------------------      SECURITIES
NAME AND                                                  OTHER ANNUAL      UNDERLYING      ALL OTHER
PRINCIPAL POSITION         YEAR     SALARY(1)   BONUS(2)  COMPENSATION      OPTIONS(#)    COMPENSATION(3)
------------------         ----     ---------   --------  ------------      ----------    ---------------
Lawrence F. Probst III     1999     $572,347   $522,620        --               85,000          $912
  Chairman and Chief       1998      537,616    408,400        --              250,000           594
  Executive Officer        1997      500,186    322,013        --               60,000           594

John Riccitiello           1999      431,886    437,325        --               60,000           567
  President and Chief      1998      184,731  446,890(4)       --              300,000        209,929(5)
  Operating Officer

Don A. Mattrick            1999      429,991    386,325        --               70,000            --
  President, Worldwide     1998      316,194    283,522        --              150,000         41,361(6)
  Studios                  1997      286,431    209,808        --                    0        110,146(7)

E. Stanton McKee, Jr.      1999      370,561    287,245        --               40,000           567
  Executive Vice           1998      340,443    243,103        --              150,000           594
President,                 1997      300,585    186,704        --               30,000           594
  Chief Financial and
  Administrative Officer

Nancy L. Smith             1999      360,020    295,113        --               25,000           566
  Executive Vice           1998      300,140    230,361        --              105,000           593
  President and            1997      262,453    160,123        --               30,000           594
  General Manager of
  North American
  Publishing

----------

(1) Includes salary actually received during fiscal year, pre-tax health care contributions, and for U.S. officers deferred compensation for
        Section 125 Flexible Spending Account and Dependent Care Account (if elected) and Section 401(k) Plan contributions and employer matching contributions.

(2)     Represents bonuses earned during the fiscal year.

(3) Represents Company paid term life insurance premiums for the benefit of executive officers.

(4) Mr. Riccitiello joined the Company during the 1998 fiscal year and received a $250,000 one time signing bonus .

(5) Represents $209,582 relocation expenses and $347 Company paid term life insurance premiums paid to Mr. Riccitiello in 1998.

(6) Represents $41,064 relocation expenses and $297 Company paid term life insurance premiums paid to Mr. Mattrick in 1998.

(7) Represents $109,849 relocation expenses and $297 Company paid term life insurance premiums paid to Mr. Mattrick in 1997.

STOCK OPTION GRANTS

STOCK OPTION GRANTS

This table shows stock option grants to the Named Executive Officers during the last fiscal year. All the grants listed below were made pursuant to the Company's 1991 Plan. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective 10 year terms. This hypothetical gain is based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the respective ten year option terms. Actual gains, if any, on option exercises are dependent on the future performance of EA's common stock. The hypothetical gains show in this table are not intended to forecast possible future appreciation, if any, of the stock price.

OPTIONS GRANTED IN FISCAL 1999

                                      PERCENT OF                                POTENTIAL REALIZED
                       NUMBER OF        TOTAL                                    VALUE AT ASSUMED
                       SECURITIES      OPTIONS                                ANNUAL RATES OF STOCK
                       UNDERLYING     GRANTED TO     EXERCISE                   PRICE APPRECIATION
                        OPTIONS      EMPLOYEES IN   PRICE PER    EXPIRATION     FOR OPTION TERM(3)
                        GRANTED       FY1999(1)       SHARE         DATE           5%        10%
                       ----------    ------------   ---------    ----------    ---------  ---------
Lawrence F. Probst III  85,000            2.736    $43.625(2)      9/24/08     2,332,020  5,909,796
Don Mattrick            70,000            2.253    $43.625(2)      9/24/08     1,920,487  4,866,891
                                                    35.000(3)

John Riccitiello        60,000            1.931    $43.625(2)      9/24/08     1,646,132  4,171,621

E. Stanton McKee, Jr.   40,000            1.287    $43.625(2)      9/24/08     1,097,421  2,781,081
Nancy L. Smith          25,000             .805    $43.625(2)      9/24/08       685,888  1,738,175


(1)     The Company granted 3,106,919 options to employees in fiscal 1999.

(2) Stock options were granted at an exercise price equal to the closing bid price of the Company's common stock on September 24, 1998 on the Nasdaq National Market. The options became exercisable as to 6% on November 1, 1998 and thereafter at a rate of 2% per month for the next 47 months.

(3) Based on 60,831,845 shares of the Company's common stock outstanding as of September 24, 1998 and a closing bid price of common stock that day of $43.625, the following gains for all stockholders, assuming a ten year term, would be:

5% stock price appreciation                      10% stock price appreciation
---------------------------                      ----------------------------
      $1,668,953,792                                    $4,229,456,589

OPTIONS EXERCISED

This table shows stock option exercises and the value of unexercised stock options held by the Named Executive Officers during the last fiscal year.

1999 AGGREGATED OPTION EXERCISES AND MARCH 26, 1999 OPTION VALUES

                                                                   NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                NUMBER OF                          UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                 SHARES                           OPTIONS AT MARCH 26, 1999        AT MARCH 26, 1999(2)
                                ACQUIRED      VALUE(1)          -----------------------------   -----------------------------
                               ON EXERCISE    REALIZED          EXERCISABLE     UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
                               -----------    --------          -----------     -------------   -----------     -------------
Lawrence F. Probst III            4,500      $   200,250          767,000          343,500      $28,374,438      $ 5,057,063
John Riccitiello                      0                0           62,400          297,600          698,850        3,253,650

Don Mattrick                     42,400        1,470,157          178,566          283,034        4,308,012        4,790,088

E. Stanton McKee, Jr             65,000        2,441,070          219,600          185,400        6,171,388        2,712,363

Nancy L. Smith                        0                0           97,200          125,400        2,359,263        1,382,088

----------

(1)     THIS NUMBER IS CALCULATED BY:

        o       The market value on the date of exercise,

        o Subtracting the option exercise price from the market value on the date of exercise to get the realized value per share, and

        o Multiplying the realized value per share by the number of options exercised.

(2)     This number is calculated by:

        o Subtracting the option exercise price from the fair market value of the Company's common stock at the close of business on March 26, 1999 ($48.875) to get the value per option, and

        o Multiplying the value per option by the number of exercisable and unexercisable options.

1991 EMPLOYEE STOCK PURCHASE PLAN

This table shows the purchase of common stock under the Purchase Plan by the Named Executive Officers and for all Executive Officers as a group (9 persons)during the last fiscal year. The purchases of stock are made at the discretion of participants subject to common limitations. Future purchases under the Purchase Plan cannot be determined.


ELECTRONIC ARTS 1991 EMPLOYEE STOCK PURCHASE PLAN

                                                         DISTRIBUTION PERIOD
                                          --------------------------------------------------
                                            2/27/98 THROUGH                8/31/98 THROUGH
                                          ---------------------         --------------------
                                          8/28/98                       2/25/99
                                          PURCHASE           NUMBER     PURCHASE    NUMBER
                                           PRICE(1)        OF SHARES    PRICE(1)   OF SHARES
                                          --------         ---------    --------   ---------
Lawrence F. Probst III                    $26.1906             413      $32.4063      354

John Riccitiello                           36.6031             566       32.4063      656

Don Mattrick                               36.6031             566       32.4063      632

E. Stanton McKee, Jr                       26.1906             550       32.4063      227

Nancy L. Smith                             26.1906             241       32.4063      553

All Executive Officers as a group         $26.1906-$30.6031  2,973
(9 persons)                                                             $32.4063    3,295

----------

(1) Purchase price depends on the specific purchase period (as defined in the Purchase Plan) in which an individual is enrolled.


EMPLOYMENT AND SEVERANCE AGREEMENTS

EA currently has no employment contracts with any Named Executive Officer or severance arrangements with respect to their resignation or termination of employment, except;

        o Outstanding options under the 1991 Plan, including those held by executive officers, may immediately vest in connection with certain changes in control or ownership of the Company, unless the successor company assumes or replaces those options; and

        o Mr. Riccitiello's employment agreement provides that if EA terminates his employment without cause prior to March 31, 1998 or March 1, 1999, he would have received three years and two years, salary, respectively, and if it terminates without cause before March 31, 2000, he will receive one years salary. In addition, Mr. Riccitiello has a purchase option for property which is affected by a termination of his employment by the Company. See "Certain Transactions" below.

                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

RESPONSIBILITIES AND COMPOSITION OF THE COMPENSATION COMMITTEE

        The Compensation Committee currently consists of Mr. Asher, Mr. Byron and Mr. Case. None of these members is a current or past employee of EA or any of its subsidiaries, nor are any of them eligible to participate in any of the executive compensation programs of the Company. Each of the members is a "non-employee Director" as defined by the Securities Exchange Commission. In addition, each meets the definition of "outside Director" for the purposes of administering the compensation programs to meet the tax deductibility criteria under Section 162(m) of the Internal Revenue Code.

        The Compensation Committee reviews and approves the compensation philosophy and policies for the Company's executives and reviews the salaries, bonuses and stock incentives of each of the executive officers including the Chief Executive Officer. The Compensation Committee also administers the Company's equity compensation plans, including the 1991 Plan for all employees and the bonus plan for executive officers.

COMPENSATION PHILOSOPHY AND CHALLENGES

        EA's compensation philosophy for executives relies on two basic principles. First, a significant portion of each executive's compensation should be in the form of equity to align the executives' interests with those of EA's stockholders. Second, a significant portion of each executive's cash compensation should be performance based and "at risk", varying from year to year, depending on EA and the individual meeting financial and other performance measures.

        In the last fiscal year, competitive recruiting efforts aimed at EA's executive officers continued. EA also continued to recruit for key talent and executives. Our competition for attracting and retaining talent broadly encompasses the three market segments in which EA operates: entertainment, high technology, and consumer packaged goods.

        The competitive marketplace for seasoned and proven executives, as well as key creative talent is increasingly fierce. EA's leading position within the interactive entertainment industry makes it a prime target for recruiting of executives and key creative talent to assist in the consolidation that the interactive entertainment industry is experiencing.

        As the Company has continued to build its senior management team during the last fiscal year, it has been successful in attracting talent from other larger consumer product companies to add management depth and experience in consumer mass markets. Other consumer products industries have different compensation strategies, including often higher cash compensation, than does the Company. Those compensation issues have to be successfully addressed to recruit such talent while maintaining parity with compensation of current key executives.

        EA's success as a growth Company and proximity to the high-technology market of Silicon Valley also makes our executives attractive candidates for leadership of small start-up companies, particularly those in the internet markets. The high market valuations, large equity positions for key executives and fast stock price appreciation of these companies make their compensation packages attractive to those who are already working in a more mature market segment, thus creating difficulty for EA to compete for attraction and retention of executive talent.

        Continuing to shape and develop our compensation practices to create compensation packages that allow EA to compete for the best talent across all three business segments, while maintaining parity with compensation of current key executives, remains a challenge and priority for the Company. We are continuing to evaluate alternative or supplemental compensation plans to address this challenge, with a particular focus on retaining and recruiting key creative talent and staff for the company's on-line business.

DATA CONSIDERED AND PROCESS USED

        In fiscal 1999 EA's Human Resources Department gathered executive compensation data from nationally recognized surveys for a group of high technology and like market segment companies and provided this data to the Compensation Committee. The data was compiled from 24 companies with median sales approximately equal to those of the Company. The factors used to determine the participants in the survey included annual revenues, industry, growth rate and geography. Sales growth and operating profit in particular were evaluated to ensure that the survey companies had a record of financial success. EA's sales growth is at the 70th percentile of both the total survey companies and of the software companies included in the survey. The Company's operating profit is at the 56th percentile of the total survey companies and at the 59th percentile of the software companies included in the survey as its published line of business index. The companies in the compensation survey overlap considerably with the companies contained in the Hambrecht & Quist High Technology Index ("H & Q Index"). Additional companies included in the survey group were judged to be relevant because they compete for executive talent with EA. Other companies were excluded from the survey either because they were determined not to be competitive with EA for executive talent, or because compensation information was unavailable.

        The Company's executive level positions, including the CEO, were matched to comparable survey positions and competitive market compensation levels to determine base salary ranges, target incentives and target total cash compensation. While equity compensation practices were considered, details on grants and terms of stock options were not always available. EA's Human Resources Department has identified other more comprehensive surveys, which it is currently participating in, for Fiscal Year 2000.

        This competitive market data is reviewed by the Human Resources Department with the CEO for each executive level position, and with the Compensation Committee for the CEO. In addition, each executive officer's performance for the last fiscal year and objectives for the subsequent year are reviewed, together with the executive's responsibility level and the Company's fiscal performance versus objectives and potential performance targets for the subsequent year.

EXECUTIVE COMPENSATION

        Executive compensation is awarded by the Compensation Committee in three components: base salary, cash incentive bonus and equity incentives.

        Base Salary. Base salaries have been established at the approximate median of comparable positions at companies included in the survey. In addition, the Compensation Committee considered each executive's performance over the last year as reported by the CEO as well as each executive's responsibility level. For fiscal year 1999, executive officers' base salaries were at the approximate average base salary levels in effect for comparable positions with survey companies. Increases for the named executive officers were effected in October, 1998 and constituted an average increase of approximately 9.4 percent over the prior year and increases for all executive officers constituted an average increase of approximately 8.3 percent of the prior years' base salaries.

        Incentive Bonus. The fiscal 1999 Bonus Plan was adopted by the Committee in September of 1998. The Committee assigned a target bonus to each executive officer (expressed as a percentage of that executive's base salary), and approved the overall mechanics and structure of the Bonus Plan. The bonus for each executive, excepting Ms. Smith, was divided into two (2) parts, one part based on EA's financial performance for the fiscal year and one part discretionary based on the executive's job performance. Ms. Smith's bonus included a third factor based on divisional financial performance.

        Stock Options. In September 1998 the Committee made stock option grants to certain executive officers including the CEO. See "Options Granted in Fiscal 1999" above. Stock options typically have been granted to executive officers when the executive first joins the Company, in connection with a significant change in responsibilities, annually to provide continuing incentives for continued performance employment and occasionally, to achieve equity within a peer group.

        The 1999 annual stock option grants were made by the Committee as continuing incentives for continuing employment by the Company. The number of shares subject to each stock option granted to an executive officer was calculated to achieve a future value in unvested options equal to a multiple of each executive's annual base salary assuming both growth and stock appreciation. All grants were made at fair market value on the date of grant and vest as described in the "Options Granted in Fiscal 1999" above.

FISCAL YEAR 1999 CEO COMPENSATION

        Compensation for the CEO is determined through a process similar to that discussed above for executive officers in general.

        Effective October 1, 1998 the Compensation Committee adjusted the base salary for Mr. Probst by approving an increase of approximately 7.3% percent to the level of base salary effective until the next review cycle, October 1999. That increased base salary is at the approximate average salary in effect for chief executive officers at the same companies surveyed for comparative compensation purposes. The Committee also established a target bonus for Mr. Probst under the Bonus Plan for fiscal 1999 which was based upon the market compensation data discussed above. Mr. Probst's bonus is measured in accordance with the Bonus Plan described above but for fiscal 1999 was based solely on the Company's financial performance as defined as fiscal year earnings. For fiscal year 2000, Mr. Probst's bonus target will be based 70 percent on EA's financial performance and 30 percent on the Committee's evaluation of his performance to achieve these goals. Mr. Probst's overall cash compensation increased approximately 28% percent over the prior fiscal year. Of that increase, seventy-one percent (71%) was a result of increased incentive compensation based solely on the Company's performance.

        In September 1998 the Compensation Committee also approved a new stock option grant to Mr. Probst for 85,000 shares based upon the retention and incentive factors discussed above, taking into account prior option grant history, the level of vested versus unvested shares and the number of shares Mr. Probst already owned as of September 1998. The grants reflect the Committee's continuing policy to subject a substantial portion of his overall compensation each year to the market performance of the Company's common stock and to maintain his option holdings at a level consistent with that for other chief executive officers of the survey companies in the industry.

TAX LAW LIMITS ON EXECUTIVE COMPENSATION

        Section 162(m) of the Internal Revenue Code limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation are deductible only if performance criteria are specified in detail and are contingent on stockholder approval of the compensation arrangement. The Company has endeavored to structure its compensation plans to achieve maximum deductibility under Section 162(m) with minimal sacrifices of flexibility and corporate objectives.

        With respect to equity compensation arrangements, the Committee has structured its current stock option arrangements in a manner intended to achieve tax deductibility of such amounts. With respect to non-equity compensation arrangements, the Committee has reviewed the terms of those arrangements most likely to be subject to Section 162(m). For the CEO, cash compensation in fiscal year 1999 slightly exceeded the Section 162(m) threshold. Although the excess will reduce the tax deduction available to EA, that amount will not be material. While the Compensation Committee will consider deductibility under Section 162(m) with respect to future compensation arrangements with executive officers, deductibility will not be the only factor used in ascertaining appropriate levels or modes of compensation. Since corporate objectives may not always be consistent with the requirements for full deductibility, it is conceivable that the Company may enter into compensation arrangements in the future under which payments are not deductible under Section 162(m).

                             COMPENSATION COMMITTEE
                                M. RICHARD ASHER
                                WILLIAM J. BYRON
                               DANIEL H. CASE III

OTHER INFORMATION

CERTAIN TRANSACTIONS

EA and John Riccitiello, President and COO, entered into a residential lease dated October 13, 1997 in connection with Mr. Riccitiello's employment by EA and relocation from Illinois to California. The lease has a five year term and provides for monthly payments by Mr. Riccitiello of $7,500.00. Mr. Riccitiello is responsible for maintenance and EA is responsible for taxes and insurance. Mr. Riccitiello has an option to purchase the residence at EA's acquisition cost, plus the costs of improvements made by EA.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Security Exchange Act of 1934 requires EA's Directors and executive officers, and persons who own more than ten percent (10%) of a registered class of EA's equity securities, to file reports of ownership and changes in ownership of common stock and other equity securities of EA. We have adopted procedures to assist EA's Directors and officers in complying with these requirements, which include assisting officers and Directors in preparing forms for filing. The company believes that EA's officers, Directors and greater than 10% stockholders complied with all Section 16 (a) filing requirements during fiscal year ended March 26, 1999.

INDEPENDENT CERTIFIED PUBLIC AUDITORS

Our Board has selected KPMG as the Company's independent public auditors for the current fiscal year. They have served the Company since 1987. Representatives of KPMG are expected to attend the meeting in order to respond to appropriate questions from stockholders and will have the opportunity to make a statement if they desire to do so.

STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

If you want us to consider including a proposal in our 2000 Proxy Statement, you must deliver it to the Company's Corporate Secretary at our principal executive office no later than March 30, 2000.

OTHER BUSINESS

The Board does not know of any other matter that will be presented for consideration at the Meeting except as specified in the notice of the Meeting. If any other matter does properly come before the Annual Meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

                       By Order of the Board of Directors


                                 Ruth A. Kennedy
                     Senior Vice President, General Counsel
                                  and Secretary

APPENDIX

GENERAL DESCRIPTION OF THE DIRECTORS' PLAN

        History. The Directors' Plan was adopted by the Board on May 13, 1998 and approved by the Company's stockholders on July 30, 1998. The following discussion describes the terms of the Directors' Plan. Set forth below is a summary of the principal features of the Directors' Plan.

        Purpose. The purpose of the Directors' Plan is to:

o provide equity incentives for members of the Board of Directors of the Company who are not employees of the Company,

o promote the financial success and progress of the Company by granting to such persons options to purchase shares of the Company, and

o provide the opportunity for such persons to receive shares of EA's common stock in lieu of cash compensation.

        Administration. The Directors' Plan provides that it may be administered by the Board or by a committee of not less than three (3) members of the Board. The interpretation by the Board of any of the provisions of the Directors' Plan or any Option granted under the Directors' Plan shall be final and binding upon EA and all persons having an interest in any Option or any shares purchased pursuant to an Option.

        The members of the Compensation Committee receive no compensation for administering the Directors' Plan other than their compensation for attending Board and Committee meetings and for sitting on a Committee. The Company bears all expenses in connection with administration of the Directors' Plan and has agreed to indemnify members of the Committee in connection with their administration of the Directors' Plan.

        Eligibility and Award Formula. Options may be granted only to non-employee Directors according to the following formula:

        a. Upon initial election or appointment to the Board of Directors, each non-employee Director shall be granted an option to purchase 25,000 shares of the Company's common stock on the date of election or appointment.

        b. Upon re-election to the Board of Directors at the annual meeting of stockholders of EA, each non-employee Director shall be granted an option to purchase 8,000 shares on the date of re-election. If a Director is elected or appointed to the Board since the last annual meeting of stockholders and receives an initial grant, the grant on re-election will be prorated by the number of calendar months that the Director has served since the date of the initial grant. The provisions of this Section shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended (the "Code") or the rules thereunder.

        Terms of the Options and the Directors' Plan. The Directors' Plan will expire on July 30, 2008. Options granted under the Directors' Plan will vest 2% at the date of grant and at the rate of 2% per month from the date of grant. These granted options must be exercised within ten years of the option grant date. To exercise an option, the Director must deliver to the Company an executed exercise notice and full payment for the shares being purchased. Payment for Options under the Directors' Plan may be made in cash or by other specified forms of payment.

        The Committee determines the exercise price of each option granted under the Directors' Plan. The exercise price of any Option shall be not less than 100% of the fair market value per share of the Company's common stock on the date the Option is granted. Fair market value shall be the closing bid price on the Nasdaq National Market. On May 21,1999, the fair market value of the Company's common stock (as determined by the closing bid price on the Nasdaq National Market on such date) was $49.4375.

        Termination of Options. Under the Directors' Plan, if a Director ceases to be a Director of the Company for any reason except death or disability, any outstanding options to the extent (and only to the extent) that they would have been exercisable upon the date of termination, may be exercised by the Director within three (3) months after the date of termination, but in any event no later than the expiration date of the Option. A longer exercise period may apply in the event of termination of a Director's association with EA because of the Director's death or disability.

        If an option granted pursuant to the Directors' Plan expires or terminates for any reason without being exercised in whole or in part, the shares released from such option will again become available for grant and purchase under the Directors' Plan.

        Deferral of Regular Cash Compensation into Common Stock of the Company. Each Director may elect to reduce all or part of the cash compensation otherwise payable for services to be rendered by him as a Director (including the annual retainer and any fees payable for attending Board or Committee meetings) and to receive common stock of EA instead. Such election must be in writing and must be made before the services are rendered giving rise to such compensation, and may not be revoked or changed during the Director's term. On such election, the cash compensation otherwise payable will be increased by 10% for purposes of determining the number of shares to be credited to such Director.

        If the Director elects to defer, there will be credited to that Director a number of shares equal to the amount of the deferral (increased by 10% as described above) divided by the fair market value as determined by the closing bid price on the Nasdaq National Market on the day in which the compensation would have been paid in the absence of a deferral election.

        Changes in Capital Structure. If the Company issues additional securities to raise capital or otherwise where consideration is received for the shares, no adjustment is required in the number of shares or the exercise price per share for outstanding options under the Directors' Plan. If the number of outstanding shares of common stock of the Company is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without consideration, or if there is a distribution of a substantial portion of the Company's assets in a spin-off or similar transaction, the number of shares of common stock available for option grants under the Directors' Plan and the number of shares and the exercise price per share for each outstanding option will be proportionately adjusted, subject to any required action by the Board or stockholders of the Company.

        Acceleration in Connection with a Change of Control. Upon a Change in Control (as defined below) of the Company, all options previously granted and not previously exercisable shall become fully exercisable to the same extent and in the same manner as if they had become exercisable by passage of time in accordance with the provisions of the Directors' Plan relating to periods of exercisability. In general, a "Change of Control" will be deemed to have occurred upon the acquisition of more than 20% of the then outstanding shares of the Company's common stock, certain mergers or corporate transactions in which the Company is not the surviving entity, or a dissolution or liquidation of the Company or a sale of substantially all of the Company's assets.

        Federal Tax Consequences-Nonstatutory Options. The Director will not recognize any taxable income at the time a NSO is granted. However, upon exercise of a NSO, an amount equal to the difference between the fair market value of the shares on the date of exercise and the amount paid for that stock upon exercise of the NSO, will be treated as ordinary income by the Director. Upon resale of the shares by the Director, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss.

        Tax Treatment of the Company. The Company is entitled to a deduction in connection with the exercise of an NSO by an optionee to the extent that the optionee recognizes ordinary income

        Amendment and Termination of the Directors' Plan. The Committee may amend or terminate the Directors' Plan at any time and in any respect, including modifying the form of the grant or the exercise notice, except that some amendments require the approval of the stockholders of the Company. No amendment of the

Directors' Plan may adversely affect any outstanding option or unexercised portion without the Director's written consent.

GENERAL DESCRIPTION OF THE 1991 PLAN

        History. The Company's 1991 Plan was adopted by the Board on April 25, 1991 and approved by the Company's Stockholders on July 25, 1991. On September 4, 1992, the Board approved an Addendum to the 1991 Plan applicable to grants of options to employees who are residents of the United Kingdom. The terms of all options granted pursuant to the Addendum are similar in all material respects to nonqualified options granted under the 1991 Plan except as described herein or as necessary or appropriate to comply with applicable United Kingdom laws.

        The following discussion describes the terms of the 1991 Plan. All numbers of shares and exercise prices have been adjusted to reflect a one share for one share stock dividend effected in March, 1992 and a one share for one share stock dividend effected in February, 1993.

        Recent Amendments. The 1991 Plan has been amended eight times since its adoption, primarily to increase the number of shares available for issuance thereunder and to update it to reflect changes in relevant tax and corporate laws.

        Purpose. The purpose of the 1991 Plan is to provide equity incentives to assist the Company in recruiting and retaining qualified officers, employees, and Directors who are employees of the Company, by granting to such persons options to purchase shares of the Company's common stock.

        Administration. The 1991 Plan provides that it may be administered by the Board or a committee of two (2) or more Board members appointed by the Board, none of whom are eligible to participate in the 1991 Plan. Other than as disclosed herein, members of the Committee have no material relationships with the Company, its employees or its affiliates. Subject to the terms of the 1991 Plan, the Committee determines the optionees, the number of shares subject to each option, the exercise prices, the exercise periods and the dates of grants. The Committee also has the authority to construe and interpret any of the provisions of the 1991 Plan or any options granted thereunder. Such interpretations are binding on the Company and on the optionees.

        The members of the Compensation Committee received no compensation for administering the 1991 Plan other than their compensation for attending Board and Committee meetings. The Company bears all expenses in connection with administration of the 1991 Plan and has agreed to indemnify members of the Committee in connection with their administration of the 1991 Plan.

        Eligibility. Under the current 1991 Plan, officers, employees, and Directors who are employees of the Company or any parent, subsidiary, or affiliate of the Company are eligible to receive option grants. Option grants under the 1991 Plan to employees of Electronic Arts, Limited, and Bullfrog Productions Ltd. who reside in the United Kingdom are made pursuant to the Addendum, which places a limit on the aggregate exercise price of options granted to any optionee. At the last reported headcount on May 21, 1999, approximately 2,500 employees, including nine executive officers, were eligible to receive options under the 1991 Plan. No optionee is eligible to receive option grants for more than an aggregate maximum of 1,000,000 shares at any time from July 27, 1994 through the end of the term of the 1991 Plan. An optionee may hold more than one option granted under the 1991 Plan. Both incentive stock options ("ISO"), as defined in Section 422 of the Code and nonstatutory options ("NSO") may be granted under the 1991 Plan. The 1991 Plan limits the aggregate fair market value (determined as of the time the option is granted) of the shares with respect to which ISOs are exercisable for the first time by the optionee during any calendar year to not more than $100,000. There is no similar limit on NSOs granted under the 1991 Plan.

        Terms of the Options and the 1991 Plan. Options may be granted under the 1991 Plan until April 25, 2001. Subject to the provisions of the 1991 Plan, the Committee may determine the vesting schedule of each option and other terms and conditions of exercisability under the 1991 Plan.

        Options granted under the 1991 Plan must be exercised within ten years of the option grant date, except that an ISO granted to a person owning ten percent or more of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary of the Company (a "Ten Percent Stockholder") and an ISO granted under the Addendum must be exercised within five years of the option grant date.

        The Committee determines the exercise price of each option granted under the 1991 Plan. The exercise price must be at least equal to the fair market value per share of the Company's common stock on the date the option is granted, except that the exercise price of an ISO granted to a Ten Percent Stockholder must be at least equal to 110% of the fair market value per share on the date of grant. On May 21, 1999, the fair market value of the Company's common stock (as determined by the closing bid price on the Nasdaq National Market on such date) was $49.4375.

        To exercise an option, the optionee must deliver to the Company an executed exercise notice and full payment for the shares being purchased. shares purchased under the Addendum must be paid for in cash. With respect to all other options under the 1991 Plan as currently in effect, payment may be made in cash or by other specified forms of payment.

        Termination of Options. Under the 1991 Plan, if an optionee's association with the Company is terminated for any reason other than death or disability, any outstanding option that was exercisable on the date of termination, may be exercised by the optionee within three (3) months after termination (or such shorter time as may be specified in the grant evidencing the option), but not later than the expiration of the option. A longer exercise period may apply in the event of termination of an optionee's association with the Company because of the optionee's death or disability.

        Changes in Capital Structure. If the Company issues additional securities to raise capital or otherwise where consideration is received for the shares, no adjustment is required in the number of shares or the exercise price per share for outstanding options under the 1991 Plan. If the number of outstanding shares of common stock of the Company is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without consideration, or if there is a distribution of a substantial portion of the Company's assets in a spin-off or similar transaction, the number of shares of common stock available for option grants under the 1991 Plan and the number of shares and the exercise price per share for each outstanding option will be proportionately adjusted, subject to any required action by the Board or stockholders of the Company. Effective both March 26, 1992 and February 22, 1993, a stock dividend was paid in the form of one additional share for each outstanding share. Accordingly, the number of outstanding options and the exercise price payable per share, as well as the number of shares available for issuance under the 1991 Plan as of March 26, 1992 and February 22, 1993, was adjusted to reflect the dividends.

        Assumption of Options and Acceleration of Vesting. Under the 1991 Plan, in the event of a Change of Control, the vesting of all options will accelerate and the options will become exercisable in full prior to the consummation of such event, at such times and on such conditions as the Committee determines, unless the successor corporation assumes the outstanding options or substitutes substantially equivalent options. In general, a "Change of Control" means a dissolution or liquidation of the Company, a merger in which the Company is not the surviving corporation (with certain exceptions), or the sale of all, or substantially all, of the assets of the Company. The aggregate fair market value (determined at the time an option is granted) of stock with respect to which ISOs first become exercisable in the year of any such dissolution, liquidation, merger or sale of assets cannot exceed $100,000. Any remaining accelerated ISOs will be treated as NSOs.

        Tax Treatment of the Optionee

        ISOs. In the case of ISOs, there is generally no tax liability at the time of grant or exercise. However, the excess of the fair market value of the stock on the exercise date over the option price is included in the optionee's income for purposes of the alternative minimum tax. If the optionee holds the stock acquired upon exercise of an ISO (the "ISO Shares") for more than one year after the date the option was exercised and for more than two years after the date the option was granted, the optionee generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the shares. An employee who exercises an ISO might also be subject to an alternative minimum tax.

        If the optionee disposes of ISO Shares prior to the expiration of either required holding period (a "disqualifying disposition"), the gain realized upon such disposition, up to the difference between the fair market value of the shares on the date of exercise (or, if less, the amount realized on a sale of such shares) and the option exercise price, will be treated as ordinary income. Any additional gain will be long-term or short-term capital gain, depending upon the length of time the ISO Shares were held by the optionee.

        NSOs. The optionee will not recognize any taxable income at the time a NSO is granted. However, upon exercise of a NSO, the optionee will include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise and the amount paid for that stock upon exercise of the NSO. The included amount will be treated as ordinary income by the optionee and will be subject to income tax withholding by the Company (either by payment in cash by the optionee or withholding from the optionee's salary). Upon resale of the shares by the optionee, any subsequent appreciation or depreciation in the value of the shares will be treated as capital gain or loss.

        Tax Treatment of the Company

        The Company will be entitled to a deduction in connection with the exercise of a NSO by a domestic optionee to the extent that the optionee recognizes ordinary income. The Company will be entitled to a deduction in connection with the disposition of ISO Shares only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the ISO Shares.

        Amendment and Termination of the 1991 Plan. The Committee may amend or terminate the 1991 Plan at any time and in any respect, including modifying the form of the grant or the exercise notice, except that certain amendments may require the approval of the stockholders of the Company in accordance with applicable laws and regulations. No amendment of the 1991 Plan may adversely affect any outstanding option or unexercised portion thereof without the Optionee's written consent.

        If an option granted pursuant to the 1991 Plan expires or terminates for any reason without being exercised in whole or in part, the shares released from such option will again become available for grant and purchase under the respective Plans.

        Outstanding Options Under the 1991 Plan. As of May 21, 1999, 5,184,451 shares had been issued pursuant to exercises under the 1991 Plan by the Company's optionees, 2,200 persons held NSOs under the 1991 Plan to purchase an aggregate of 9,922,414 shares of common stock, with a weighted average exercise price of $32.29 per share and there were 393,135 shares of common stock available for future grants under the 1991 Plan. Over the term of the 1991 Plan, the following Named Executive Officers have been granted options to purchase shares of common stock under the 1991 Plan as follows: Lawrence F. Probst III, 805,000 shares; John Riccitiello, 360,000 shares; E. Stanton McKee, Jr., 460,000 shares; Don Mattrick, 950,000 shares; and Nancy Smith, 325,000 shares. Current executive officers as a group have been granted options to purchase 3,586,500 shares, and all employees as a group, other than executive officers, have been granted options to purchase 17,413,778 shares. The outstanding options under the 1991 Plan expire from July 25, 2001 to April 26, 2009 (subject to earlier termination if an optionee's association with the Company terminates). An aggregate of 15,500,000 shares of the Company's authorized common stock has been reserved for issuance upon the exercise of options to be granted under the 1991 Plan.

EMPLOYEE STOCK PURCHASE PLAN

        History. The Purchase Plan was adopted by the Board on April 25, 1991 and approved by the stockholders on July 25, 1991. The Purchase Plan has been amended six times since its adoption, primarily to increase the number of shares available for issuance thereunder and to update it to reflect changes in relevant tax and corporate laws. All numbers of shares have been adjusted to reflect a one share for one share stock dividend effected in March 1992 and a one share for one share stock dividend effected in February 1993.

        Purpose. The purpose of the Purchase Plan is to provide employees of the Company with a convenient means of acquiring equity in the Company through payroll deductions and to provide an incentive for continued employment.

        Administration. The Purchase Plan is currently administered by the Board. The interpretation by the Committee of any provision of the Purchase Plan is final and binding on all participating employees.

        Eligibility. All employees of the Company (including Directors who are employees), or any parent or subsidiary, are eligible to participate in the Purchase Plan except the following: (i) employees who are not employed by the Company on the 15th day of the month before the beginning of an Offering Period (as defined below); (ii) employees who are customarily employed for less than 20 hours per week; (iii) employees who are customarily employed for less than 5 months in a calendar year; and (iv) employees who, pursuant to Section 424(d) of the Code, own or hold options to purchase or who, as a result of participation in the Purchase Plan, would own stock or hold options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any parent or subsidiary. At the last reported headcount on May 21, 1999, approximately 2,600 employees were eligible to participate in the Purchase Plan.

        Participation. Each offering of common stock under the Purchase Plan is for a period of one year (the "Offering Period"). Offering Periods commence on the first business day of March and September of each year. The first day of each Offering Period is the "Offering Date" for such Offering Period. An employee cannot participate simultaneously in more than one Offering Period. Each Offering Period consists of two six-month purchase periods (each a "Purchase Period") commencing on the first business day of March and September. The last day of each Purchase Period is a "Purchase Date."

        Employees may participate in the Purchase Plan during each pay period through payroll deductions. An employee sets the rate of such payroll deductions, which may not be less than 2% or more than 10% of the employee's base salary, wages, commissions, overtime, shift premiums and bonuses plus draws against commissions, unreduced by the amount by which the employee's salary is reduced pursuant to Sections 125 or 401(k) of the Code. Eligible employees may elect to participate in any Offering Period by enrolling as provided under the terms of the Purchase Plan. Once enrolled, a participating employee will automatically participate in each succeeding Offering Period unless such employee withdraws from the Offering Period. After the rate of payroll deductions for an Offering Period has been set by an employee, that rate continues to be effective for the remainder of the Offering Period (and for all subsequent Offering Periods in which the employee is automatically enrolled) unless otherwise changed by the employee. The employee may increase or lower the rate of payroll deductions for any subsequent Offering Period but may only lower the rate of payroll deductions during the current Purchase Period. Not more than one change may be made effective during any one Purchase Period.

        In any given Purchase Period, no employee may purchase more than (a) twice the number of shares that could have been purchased with the payroll deductions if the purchase price were determined by using 85% of the fair market value of a share of the Company's common stock on the Offering Date or (b) the maximum number of shares set by the Board. In addition, no employee may purchase shares at a rate that, when aggregated with all other rights to purchase stock under all other employee stock purchase plans of the Company, or any parent or subsidiary of the Company, exceeds $25,000 in fair market value (determined on the Offering Date) for each year.

        Purchase Price. The purchase price of shares that may be acquired in any Purchase Period under the Purchase Plan is 85% of the lesser of (a) the fair market value of the shares on the Offering Date of the Offering Period in which the participant is enrolled or (b) the fair market value of the shares on the Purchase Date. The fair market value of the common stock on a given date is the closing bid price of the common stock on the immediately preceding business day as quoted on the Nasdaq National Market. On May 21, 1999, the closing bid price of the Company's common stock was $49.4375.

        Purchase of Stock. The number of whole shares an employee may purchase in any Purchase Period is determined by dividing the total amount of payroll deductions withheld from the employee during the Purchase Period pursuant to the Purchase Plan by the price per share determined as described above, subject to the limitations described above. The purchase takes place automatically on the last day of the Purchase Period.

        Withdrawal. An employee may withdraw from any Offering Period at any time at least 15 days prior to the end of an Offering Period. No further payroll deductions for the purchase of shares will be made for the succeeding Offering Period unless the employee enrolls in the new Offering Period in the same manner as for initial participation in the Purchase Plan.

        Termination of Employment. Termination of an employee's employment for any reason, including retirement or death, immediately cancels the employee's participation in the Purchase Plan. In such event, the payroll deductions credited to the employee's account will be returned to such employee or, in case of death, to the employee's legal representative.

        Adjustment Upon Changes in Capitalization. The number of shares subject to any option, and the number of shares issuable under the Purchase Plan, is subject to adjustment in the event of a recapitalization of the Company's common stock. In the event of a proposed dissolution or liquidation of the Company, the Offering Period will terminate and the Board may, in its sole discretion, give participants the right to purchase shares that would not otherwise be purchasable until the last day of the applicable Purchase Period.

        Tax Treatment of the Participant. Participating employees will not recognize income for federal income tax purposes either upon enrollment in the Purchase Plan or upon the purchase of shares. All tax consequences are deferred until a participating employee sells the shares, disposes of the shares by gift, or dies.

        If shares are held for more than one year after the date of purchase and more than two years from the beginning of the applicable Offering Period, or if the employee dies while owning the shares, the employee realizes ordinary income on a sale (or a disposition by way of gift or upon death) to the extent of the lesser of: (i) 15% of the fair market value of the shares at the beginning of the Offering Period; or (ii) the actual gain (the amount by which the market value of the shares on the date of sale, gift or death, exceeds the purchase price). All additional gain upon the sale of shares is treated as long-term capital gain. If the shares are sold and the sale price is less than the purchase price, there is no ordinary income, and the employee has a long-term capital loss for the difference between the sale price and the purchase price.

        If the shares are sold or are otherwise disposed of, including by way of gift (but not death, bequest or inheritance), within either the one-year or the two-year holding periods described above (in any case a "disqualifying disposition"), the employee will realize ordinary income at the time of sale or other disposition taxable to the extent that the fair market value of the shares at the date of purchase was greater than the purchase price. This excess will constitute ordinary income (not currently subject to withholding) in the year of the sale or other disposition even if no gain is realized on the sale or if a gratuitous transfer is made. The difference, if any, between the proceeds of sale and the fair market value of the shares at the date of purchase is a capital gain or loss. Capital gains may be offset by capital losses and up to $3,000 of capital losses may be offset annually against ordinary income. Ordinary income recognized by an employee upon a disqualifying disposition constitutes taxable compensation that will be reported on a W-2 form. We take the position that this income is not subject to withholding.

        Tax Treatment of the Company. The Company is entitled to a deduction in connection with the disposition of shares acquired under the Purchase Plan only to the extent that the employee recognized ordinary income on a disqualifying disposition of the shares. The Company treats any transfer of record ownership of shares, including transfer to a broker or nominee or into "street name," as a disposition, unless it is notified to the contrary. In order to enable the Company to learn of disqualifying dispositions and ascertain the amount of the deductions to which it is entitled, employees are required to notify the Company in writing of the date and terms of any disposition of shares purchased under the Purchase Plan.

REQUESTS TO THE COMPANY

        The Company will provide, without charge, to each person to whom a proxy statement is delivered, upon request of such person and by first class mail within one (1) business day of receipt of such request, a copy of the Directors' Plan,1991 Plan or Purchase Plan requested. Any such request should be directed as follows: Stock Administration Department, Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, California 94065 telephone number (650) 628-1500.

                              ELECTRONIC ARTS INC.
                  PROXY FOR 1999 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Electronic Arts Inc., a Delaware corporation (the "Company") hereby appoints Lawrence F. Probst III and E. Stanton McKee, Jr., and each of them, proxies and attorneys-in-fact, with full power of substitution to each, on behalf of and in the name of the undersigned, to represent the undersigned at the 1999 Annual Meeting of Stockholders of the Company to be held at the Company headquarters, 207 Redwood Shores Parkway, Redwood City, CA 94065 on July 29, 1999, at 2:00 p.m., and at any adjournment thereof, and to vote all shares the undersigned would be entitled to vote if personally present at the meeting on the following matters:

1.      ELECTION OF DIRECTORS

        [ ]  FOR all nominees listed below (except as   [ ]  WITHHOLD AUTHORITY to vote for the
             marked to the contrary below)                   nominees listed below

        Nominees: M. Richard Asher, William J. Byron, Daniel H. Case III, Gary
        M. Kusin, Timothy Mott, Lawrence F. Probst III Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the following line:

--------------------------------------------------------------------------------

2.      AMENDMENT TO THE 1998 DIRECTORS' STOCK OPTION PLAN

        [ ]  FOR                  [ ]  AGAINST                      [ ]  ABSTAIN

3.      AMENDMENT TO THE 1991 STOCK OPTION PLAN

        [ ]  FOR                  [ ]  AGAINST                      [ ]  ABSTAIN

4.      AMENDMENT TO THE 1991 EMPLOYEE STOCK PURCHASE PLAN

        [ ]  FOR                  [ ]  AGAINST                      [ ]  ABSTAIN

5.      RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        [ ]  FOR                  [ ]  AGAINST                      [ ]  ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR ELECTION AND FOR PROPOSALS 2 THROUGH 5.

                                  (Continued and to be executed on reverse side)

                           (Continued from other side)

THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE SIX NOMINEES FOR ELECTION AND FOR PROPOSALS 2 THROUGH 5. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

The undersigned hereby acknowledges receipt of (a) the Notice of 1999 Annual Meeting of Stockholders of the Company; (b) the accompanying Proxy Statement; and (c) the Annual Report to Stockholders for the year ended March 31, 1999.

                                                   PLEASE SIGN EXACTLY AS YOUR
                                                   NAME(S) APPEARS ON YOUR STOCK
                                                   CERTIFICATE. IF SHARES ARE
                                                   HELD IN THE NAMES OF TWO OR
                                                   MORE PERSONS (INCLUDING
                                                   HUSBAND AND WIFE, AS JOINT
                                                   TENANTS OR OTHERWISE) ALL
                                                   PERSONS MUST SIGN. IF SHARES
                                                   ARE HELD BY A CORPORATION,
                                                   THE PROXY SHOULD BE SIGNED BY
                                                   THE PRESIDENT OR VICE
                                                   PRESIDENT AND THE SECRETARY
                                                   OR ASSISTANT SECRETARY.
                                                   FIDUCIARIES WHO EXECUTE THE
                                                   PROXY SHOULD GIVE THEIR FULL
                                                   TITLE.

                                                   Dated:_________________, 1999


                                                   -----------------------------
                                                             SIGNATURE

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                                                             SIGNATURE